EXHIBIT 2.2

                          PRESS RELEASE

Contact:  Anthony DiSandro
          President and CEO
          PSB Bancorp, Inc.
          215.979.7910

Conference Call: Thursday, November 3, 2000,  11:00 a.m. E.S.T.
                 Call-in Number: 1-800-254-5920 Pass code: 98314
                 Replay (available until 11/7/00):1-888-888-9539

             PSB Bancorp, Inc. Announces Agreement to
                   Acquire Jade Financial Corp.

     PSB Bancorp, Inc. (NASDAQ/NMS: PSBI) and Jade Financial Corp. (NASDAQ/NMS: IGAF) announced today the execution of a definitive Agreement & Plan of Merger pursuant to which PSB will acquire Jade Financial Corp. and its wholly-owned subsidiary, IGA Federal Savings Bank in a cash transaction valued at approximately $24.1 million. Pursuant to the Agreement, PSB will purchase 100% of the outstanding shares of Jade Financial Corp. that PSB does not already own for $13.55 per share. All Jade shareholders, except its Employee Stock Ownership Plan ("ESOP"), will receive cash consideration. The Jade ESOP may receive cash, PSB stock or a combination of both. PSB will purchase its own shares in open market and privately-negotiated transactions in order to provide shares for the Jade ESOP.

     In connection with the transaction, Jade's wholly-owned subsidiary IGA Federal Savings Bank will merge with and into PSB's wholly-owned subsidiary, First Penn with the commercial bank charter of First Penn Bank surviving the merger.

     The Agreement is subject to regulatory approval and the approval of Jade Financial Corp.'s shareholders.

     Anthony DiSandro, President and CEO of PSB, stated: "We are delighted with this acquisition which represents a significant step in our commitment to profitably expand our franchise. The acquisition will be immediately accretive to our earnings per share, will diversify our loan portfolio and bolster our core deposit base and will provide the customers of the combined company with an increased number of products and services. The acquisition will also expand our market presence in the northern suburbs of Philadelphia."

     John J. O'Connell, Chairman of Jade Financial Corp. stated:
"We are very pleased with our affiliation with the growth oriented, community based organization like PSB Bancorp, Inc.
We believe that this merger is in the best interests of our shareholders, depositors, customers and employees of our bank."

     The transaction will be accounted for as a purchase for financial reporting purposes.

Repurchase of PSB Stock

     As mentioned earlier, PSB intends to commence a share repurchase program for the purposes of funding the exchange of shares for Jade's ESOP. Based on current market pricing, PSB estimates that approximately 400,000 shares will be purchased in open market and privately-negotiated transactions. These shares may be reissued to the ESOP upon closing of the transaction. If PSB is unable to purchase enough shares for Jade's ESOP, the ESOP would receive cash for its shares and PSB would retire the repurchased shares.

Extension of Option Agreement

     PSB and Lawrence Seidman have extended the term of the option agreement between the PSB and Mr. Seidman until December 31, 2000. The option agreement was signed on May 30, 2000 and was scheduled to expire on October 31, 2000. The agreement, as revised, gives PSB an option to purchase for $13.55 per share the 103,950 shares of Jade owned by Mr. Seidman.

PSB Third Quarter Earnings and Financial Condition

     PSB today reported third quarter net income of $350,000, or $0.07 per share on a diluted basis. Net income for the nine months ended September 30, 2000 was $1.7 million, or $0.35 per share on a diluted basis. At September 30, 2000, PSB had total assets of $266.4 million, total deposits of $175.4 million, and shareholders' equity of $37.4 million. PSB is headquartered in Philadelphia and has seven offices in the Philadelphia metropolitan region.

Jade Third Quarter Earnings and Financial Condition

     Jade today reported third quarter net income of $289,000, or $0.17 per share on a diluted basis. Net income for the nine months ended September 30, 2000 was $741,000, or $0.43 per share on a diluted basis. At September 30, 2000, Jade had total assets of $214.9 million, deposits of $187.1 million, and shareholders' equity of $27.7 million. Jade is headquartered in the Philadelphia suburb of Feasterville, PA and has five offices in the Philadelphia metropolitan region.

Attachments

     1.  PSB Bancorp, Inc. September 30, 2000 Financial
         Highlights

     2.  Jade Financial Corp. September 30, 2000 Financial
         Highlights



                         PSB BANCORP, INC
                          BALANCE SHEETS
              (In thousands, except per share data)

                                    September 30,   December 31,
                                         2000           1999
                                     (unaudited)      (audited)
ASSETS
  Cash and due from banks              $   5,185      $  7,921
  Interest bearing deposits with
    banks                                  7,887         9,354
  Investment securities - available-
    for-sale, at fair value               23,934        22,685
  Mortgage-backed securities
    available-for-sale, at fair value     42,843        45,951
  Mortgage-backed securities held-
    to-maturity (fair value of
    $943 and $1,032)                         943         1,006
  Investment securities held-to-
    maturity (fair value of
    $3,836 and $3,779)                     4,000         4,000
  BankZip.Com ($1,250) and Other
    Investments                            3,000         3,750
  Loans, less allowance for loan
    losses of $1,349 and $1,231,
    respectively                         160,820       167,787
  Loans held for sale                      7,927         8,221
  Property acquired through loan
    foreclosure actions, net               1,169         1,047
  Premises and equipment, net              1,817         1,692
  Accrued interest receivable              2,551         2,446
  Prepaid corporate taxes                    773           784
  Deferred tax asset                       2,426         1,459
  Other assets                             1,123         1,505

    TOTAL ASSETS                        $266,398      $279,608

LIABILITIES
  Deposits
    Non-interest bearing                  16,301        14,720
    Interest bearing                     159,090       178,490
                                         175,391       193,210
  Borrowed Funds                          38,000        34,000
  Securities purchased under
    agreements to resell                  13,385        15,640
  Income taxes payable                       695            45
  Accrued interest payable                   646           515
  Other liabilities                          887           151

    Total liabilities                    228,959       243,561

SHAREHOLDERS' EQUITY
  Common stock-authorized,
    17,999,500 shares no par value
    issued and outstanding, 4,455,007          0             0
  Treasury Stock                            (489)            0
  Additional paid-in capital              40,829        40,873
  Employee stock ownership plan           (1,239)       (1,359)
  Accumulated deficit                        717        (1,136)
  Accumulated other comprehensive
    income (loss)(1)                      (2,379)       (2,331)

    Total shareholders' equity            37,439        36,047

    TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                            $266,398      $279,608

(1) PSB has established a reserve of 50% of its investment in BankZip.com due to a recent restructuring of BankZip.com's operations and modification of BankZip's business model.



                         PSB BANCORP, INC
                    STATEMENTS OF OPERATIONS
              (In thousands, except per share data)

                                          Three months ended
                                         9/30/00       9/30/99
                                       (unaudited)   (unaudited)
INTEREST INCOME
  Loans, including fees                   $3,878        $3,421
  Investment securities                    1,183         1,207
  Deposits with banks                         65           138

      Total interest income                5,126         4,766

INTEREST EXPENSE
  Interest on deposits                     1,937         2,120
  Interest on borrowings                     765           185
  Interest - other                             0             0
    Total interest expense                 2,702         2,305

      Net interest income                  2,424         2,461

PROVISION FOR LOAN LOSSES                      0             0

      Net interest income after
        provision for loan losses          2,424         2,461

NON-INTEREST INCOME                          144           302

NON-INTEREST EXPENSES
  Salaries and employee benefits           1,063           893
  Occupancy and equipment                    303           323
  Other operating                            677           652

      Total non-interest expenses          2,043         1,868

      Income before income taxes             525           895

INCOME TAXES                                 175           104

NET INCOME                                $  350        $  791

  Net income per common share
    Basic                                 $  .08        $  .17
    Diluted                                  .07           .14



                        PSB BANCORP, INC
                     STATEMENTS OF OPERATIONS
               (In thousands, except per share data)

                                           Nine months ended
                                         9/30/00       9/30/99
                                       (unaudited)   (unaudited)
                                         $11,111       $11,111
INTEREST INCOME
  Loans, including fees                  $12,019       $ 9,551
  Investment securities                    3,672         2,919
  Deposits with banks                        108           798

      Total interest income               15,799        13,268

INTEREST EXPENSE
  Interest on deposits                     5,859         6,236
  Interest on borrowings                   1,917           301
  Interest - other                             0             0
      Total interest expense               7,776         6,537

        Net interest income                8,023         6,731

PROVISION FOR LOAN LOSSES                    100             -

        Net interest income after
          provision for loan losses        7,923         6,731

NON-INTEREST INCOME                          468           866

NON-INTEREST EXPENSE
  Salaries and employee benefits           3,218         2,611
  Occupancy and equipment                    867           936
  Other operating                          1,961         1,912

        Total non-interest expense         6,046         5,459

        Income before income taxes         2,345         2,138

INCOME TAXES                                 650           221

NET INCOME                               $ 1,695       $ 1,917

  Net income per common share
    Basic                                $   .39       $   .42
    Diluted                                  .35           .33


                        JADE FINANCIAL CORP.
             Consolidated Statement of Financial Condition

ASSETS                          September 30,   December 31,
                                     2000           1999
(In Thousands)                    (Unaudited)    (Audited)

Cash and cash equivalents:
Cash and due from banks           $  11,856      $   6,630
Interest bearing deposits in
  other financial institutions          350             47
Federal Funds                         4,527          6,565
Restricted cash                           0              0
  Total cash and cash equivalents  $ 16,733       $ 13,242

Investment securities,
  available-for-sale                 40,543         40,783
Mortgage-backed securities
  available-for-sale                  7,745          8,859
Investment securities held-to-
  maturity                                0              0
Mortgage-backed securities
  held-to-maturity                    3,117           4,314
  (fair value of $3,038 and
   $4,209)
BankZip.Com (subordinate debenture)   1,250           2,500
Loans receivable, net               127,275         114,081
Property, equipment and leasehold
  improvements, net of accumulated
  depreciation                        2,647            1,890
Federal Home Loan Bank stock,
  at cost                             1,000              834
Accrued interest receivable           1,176              802
Other Real Estate Owned (OREO)            0                0
Reorganization costs, net               132              162
Bank Owned Life Insurance - BOLI     10,420           10,021
Deferred tax asset, net               1,525            1,177
Prepaid expenses and other assets     1,313              911

  TOTAL ASSETS                     $214,876         $199,576
                                   ========         ========

LIABILITIES AND EQUITY

LIABILITIES:
Deposits                           $165,937         $156,124
Advances from FHLBank                20,000           15,000
Advances from borrowers for taxes       468              618
Accounts payable and accrued
  expenses                              777              594
  Total liabilities                $187,182         $172,336

EQUITY:
Common Stock, $.01 par value,
  1,872,923 shares                       19               19
  issued and outstanding at
   9/30/00
Additional Paid-in Capital           14,173           14,130
Contra Equity - unearned common
  stock acquired                       (957)          (1,044)
  by the Employee Stock
  Ownership Plan
Commitments and contingencies             0                0
Retained Earnings                    16,628           15,853
Accumulated other comprehensive
  income (loss) (1)                  (2,169)          (1,718)
  Total Equity                     $ 27,694         $ 27,240

  TOTAL LIABILITIES AND EQUITY     $214,876         $199,576
                                   ========         ========

(1) Jade has established a reserve of 50% of its investment in BankZip.com due to a recent restructuring of BankZip.com's operations and modification of BankZip.com's business model.



                                  JADE FINANCIAL CORP.
                             CONSOLIDATED STATEMENT OF INCOME

                                     Three months ended   Nine months ended
                                         September 30,       September 30,
                                      2000        1999     2000       1999
                                          (Unaudited)          (Unaudited)
                                         (In thousands)       (In thousands)

INTEREST INCOME:
  Interest on loans                   $2,670      $2,253  $ 7,547    $6,595
  Investment and mortgage -backed
    securities                           838         840    2,568     2,247
  Interest -earning deposits              27          17       51        72
  Federal Funds                          102          27      280       210
    Total interest income             $3,637      $3,137  $10,446    $9,124

INTEREST EXPENSE:
  Interest on deposits                $1,510      $1,308  $ 4,291    $3,950
  Interest on borrowed funds             343          56      737        59
    Total interest expense            $1,853      $1,364  $ 5,028    $4,009

    Net Interest Income               $1,784      $1,773  $ 5,418    $5,115

PROVISION FOR POSSIBLE LOAN LOSSES       135         135      565       405

    Net interest income after
      provision for possible          $1,649      $1,638  $ 4,853    $4,710
      loan losses

NON INTEREST INCOME:
  Loan fees                           $    8      $   10  $    32    $   36
  Service charges                        144         133      409       355
  Other Income                           337         142    1,006       387
  Security gains or losses                12           0      (88)        0
    Total noninterest income          $  501      $  285  $ 1,359    $  778

NON INTEREST EXPENSES:
  Compensation and employee
    benefits                          $  916      $  732  $ 2,744    $2,194
  Office and occupancy costs             420         477    1,204     1,309
  Printing and Postage                    68          60      196       188
  Loan servicing                          46          44      122       126
  Professional fees                      116          30      304       114
  Bank and MAC charges                   179         190      514       545
  Advertising, marketing and
    promotions                            29          36      126       111
  Insurance Expense                       29          30       96        85
  Other - Foundation Expense               0           0        0         0

    Total noninterest expenses        $1,803      $1,599   $5,306    $4,672

INCOME BEFORE PROVISION FOR
  INCOME TAXES                        $  347      $  324   $  906    $  816
  Provision for federal and
  state income taxes
    Current                               58         145      281       317
    Deferred                               0         (30)    (116)      (32)
      Total income tax provision      $   58      $  115    $ 165    $  285

NET INCOME                            $  289      $  209    $ 741    $  531
                                      ======      ======    =====    ======




Earnings per share

                                             Three Months Ended
                                             September 30, 2000

Net Income                                     $     289,000
Weighted average number of common shares
  outstanding                                      1,872,923
Average ESOP shares not committed to be
  released                                          (130,500)
Weighted average number of common shares
  outstanding for basic earnings per share
  computation purposes                             1,742,423
Dilutive effects of employee stock options                 0
Weighted average shares and common share
  equivalents                                      1,742,423

Basic earnings per share                       $        0.17
Diluted earnings per share                     $        0.17